Exhibit 99.1
Trump Media & Technology Group Corp. Joins Russell 1000 and Russell 3000 Indexes

SARASOTA, Fla., July 1, 2024 – Trump Media & Technology Group Corp. (NASDAQ: DJT) (“TMTG” or the “Company”)—operator of the Truth Social platform, yet another of President Donald J. Trump’s iconic American brands—today announced that as part of the 2024 annual reconstitution of the Russell indexes, TMTG has been selected to be included in the Russell 1000 and broad-market Russell 3000 Indexes effective after the U.S. market closed on June 28, 2024.

Membership in the Russell 3000 Index means automatic inclusion in the large-cap Russell 1000 Index or small-cap Russell 2000 Index as well as in the appropriate growth and value style indexes. The Russell 3000 Index encompasses the 3,000 largest U.S.-traded stocks by objective, market-capitalization rankings and style attributes. Membership in these indexes is updated annually and remains in place for one year.

The Russell Indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $9.1 trillion in assets are benchmarked against Russell's U.S. Indexes. Russell Indexes are part of FTSE Russell, a leading global index provider.

For more information on the Russell Indexes and the Russell U.S. Indexes Reconstitution, visit the "Russell Reconstitution" section on the FTSE Russell website.

About TMTG

The mission of Trump Media & Technology Group (TMTG) is to end Big Tech's assault on free speech by opening up the Internet and giving people their voices back. TMTG operates Truth Social, a social media platform established as a safe harbor for free expression amid increasingly harsh censorship by Big Tech corporations.

Investor Relations Contact:
Shannon Devine (MZ Group | Partner - MZ North America)
Email: shannon.devine@mzgroup.us

Media Contact:
press@tmtgcorp.com